                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C
                                 (RULE 14c-101)

                            SCHEDULE 14C INFORMATION

                 INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[ ]      Preliminary information statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]      Definitive information statement

                         GLOBAL BEVERAGE SOLUTIONS, INC.
                         -------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)      Title of each class of securities to which transaction applies:

(2)      Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)      Proposed maximum aggregate value of transaction:

(5)      Total fee paid:

[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.:
(3)      Filing Party:
(4)      Date Filed:


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                         GLOBAL BEVERAGE SOLUTIONS, INC.
                       2 SOUTH UNIVERSITY DRIVE, SUITE 220
                            PLANTATION, FLORIDA 33324

                              INFORMATION STATEMENT
                                 OCTOBER 2, 2007


                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE
                        REQUESTED NOT TO SEND US A PROXY

This information statement is being provided on behalf of the board of directors (the "Board") of Global Beverage Solutions, Inc. (the "Company") to record holders of shares of our common stock ("Shareholders") as of the close of business on the record date of July 13, 2007. This information statement provides notice that the Board has recommended, and holders of a majority of the voting power of our outstanding common stock have voted, to approve the following items:

         PROPOSAL 1: Authorization to the Board to withdraw the Company's election to be treated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act").

This information statement describes, in more detail, the action being taken and the circumstances surrounding the Board's recommendation of the actions. The action will become effective as of the filing of the Form N-54C by the Company with the Securities and Exchange Commission (the "SEC").

The Company will bear the expenses relating to this information statement, including expenses in connection with preparing and mailing this information statement and all documents that now accompany or may in the future supplement it.

Only one information statement is being delivered to multiple shareholders sharing an address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a shareholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to the Company's principal executive offices stating your name, your shared address and the address to which the Company should direct the additional copy of the information statement or by calling the Company's principal executive offices. If multiple shareholders sharing an address have received one copy of this information statement and would prefer the Company mail each shareholder a separate copy of future mailings, you may send notification to or call the Company's principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to the Company's principal executive offices.

The information statement is being provided to you for informational purposes only. Your vote is not required to approve the action described above. This information statement does not relate to an annual meeting or special meeting in lieu of an annual meeting. You are not being asked to send a proxy and you are requested not to send one. The approximate mailing date of this information statement is October 9, 2007.

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We appreciate your continued interest in Global Beverage Solutions, Inc.

Very truly yours,


/s/ Jerry Pearring
----------------------------------------------------
Jerry Pearring President and Chief Executive Officer








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                              INFORMATION STATEMENT

                         GLOBAL BEVERAGE SOLUTIONS, INC.
                       2 SOUTH UNIVERSITY DRIVE, SUITE 220
                            PLANTATION, FLORIDA 33324

                               BOARD DETERMINATION

The Board of the Company determined that it was in the best interest of the Company and its shareholders to withdraw its election to be regulated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"). The holders of a majority of the voting power of the Company's outstanding common stock have voted to approve the recommendation of the Board. This information statement is being provided to shareholders to inform them of the circumstances surrounding and the reasons for the actions being taken.

                                    PROPOSAL

On June 19, 2003, the Company filed a notification of election to be regulated as a BDC under the 1940 Act on Form N-54A. The Company elected BDC status intending to provide equity and debt investment capital to fund growth, acquisitions and recapitalizations of small market companies primarily located in the United States.

At the time it became a BDC, the Company determined that it was necessary to raise additional capital to carry out the Company's business plan. Accordingly, from the time the Company became a BDC to the present, the Company has conducted several offerings of shares of its common stock pursuant to Regulation E under the Securities Act of 1933, as amended (the "Securities Act"), and filed several offering circulars and related notifications on Form 1-E with the Securities and Exchange Commission (the "SEC"). Recently, the staff of the SEC (the "SEC Staff") reviewed the Company's offering circular and related notification on Form 1-E and issued a comment letter. As a result, the Company understands that it may have been out of compliance with certain of the rules and regulations under the 1940 Act relating to BDCs. The SEC Staff also informed the Company that several of its Form 1-E filings failed to include all of the information required to be communicated to potential investors, including all of the financial statements required by Form 1-E, and that the Company failed to file reports on Form 2-E following each Regulation E offering it conducted setting forth therein information regarding the number of shares of common stock it sold in each such offering and other related information. Subsequently, the Company filed a report on Form 2-E pertaining to its most recent Regulation E offering. However, given the Company's limited resources, the time and expense involved in the preparation and filing of reports on Form 2-E and the Company's intention to withdraw its election to be treated as a BDC under the 1940 Act, the Company does not currently intend to file any other Form 2-Es with the SEC.

Furthermore, the Company is not in compliance with the following additional provisions of the 1940 Act:

o RULE 38a-1 UNDER THE 1940 ACT - which requires the Company to adopt and implement written policies and procedures reasonably designed to violation of the federal securities laws by the Company and the of a chief compliance officer to be responsible for administration of policies and procedures.

o SECTION 23(a) OF THE 1940 ACT - which prohibits the Company from issuing any of its securities for services or for property other than cash. In regard, the Company issued shares of its common stock in connection the settlement of legal claims against the Company.

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o        SECTION 61 OF THE 1940 ACT - which requires the Company to shareholder approval prior to the issuance of securities convertible shares of its common stock. In this regard, the Company issued convertible promissory notes without obtaining the shareholder required by Section 61 of the 1940 Act.

Moreover, given that the Company has not undertaken a detailed examination of its compliance with the 1940 Act, it is possible that the Company may not be in compliance with other provisions of the 1940 Act.

The Board of Directors, including the Directors who are not interested persons of the Company, reviewed the facts surrounding these compliance failures and their implications for the Company. Accordingly, after careful consideration of the 1940 Act requirements applicable to BDCs, an evaluation of the Company's ability to operate as a going concern in an investment company regulatory environment, the costs associated with complying with the 1940 Act, the Company's past difficulty in complying with the 1940 Act and a thorough assessment of potential alternative business models, the Board has determined that continuation as a BDC is not in the best interest of the Company and its shareholders at the present time. A majority of the voting power of the Company's outstanding common stock has voted to approve the recommendation of the Board, that the Company file a Form N-54C and withdraw its election to be registered as a BDC. The Board will file a Form N-54C to effect the withdrawal at such time as the Board determines that it is in the best interest of the Company and its shareholders to do so. As of the date hereof, the Board believes that the Company meets the requirements for filing the notification to withdraw its election to be regulated as a BDC.

Subsequent to the filing of the Form N-54C with the SEC, the Company intends to pursue a business model whereby it would acquire majority ownership stakes in beverage-related companies (the "New Business Model"). In this regard, the Company would remain active in the imported bottled water category and alternative or "New Age" beverage category (such as mildly flavored water, fruit drinks, sports and energy drinks, soy-based beverages and other non-conventional beverages) through its two wholly owned entities: Aqua Maestro, Inc. and Beverage Network of Maryland, Inc.

Under the New Business Model, the Company will at all times conduct its activities in such a way that it will not be deemed an "investment company" subject to regulation under the 1940 Act. Thus, it will not hold itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. In addition, the Company will conduct its business in such a manner as to ensure that it will at no time own or propose to acquire investment securities having a value exceeding 40 percent of the Company's total assets at any one time.

Aqua Maestro, Inc. is based in Boca Raton, Florida and imports and sells bottled water through company-owned distribution to retailers and consumers in South Florida, direct sales to retailers outside of South Florida, direct sales to consumers generated through its website at aquamaestro.com and sales to third party distributors.

Beverage Network of Maryland, Inc. is a New Age distributor based in Jessup, Maryland and distributes brands such as Welch's and Fiji water to retailers in Washington DC, Northern Virginia, and the entire state of Maryland.

The Company's strategy would be to grow the third party branded revenue base in each of these entities while developing and/or acquiring bottled water or New Age beverage brands. Thus, through these entities, the Company will sell its own proprietary brands as well as third party brands.

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The Company intends to initially fund the New Business Model through debt and equity financing and, to a lesser extent, cash flow from Aqua Maestro, Inc. and Beverage Network of Maryland, Inc.'s operations. However, there can be no assurance that the Company will have sufficient funds to successfully execute its proposed business operations under the New Business Model.

It is anticipated that the Company's current executive officer and directors will continue in such capacities following the Company's filing of the Form N-54C with the SEC.

To the extent that the Company violated certain rules and regulations under the 1940 Act or the Securities Act, such violations may cause the Company to incur certain liabilities. Importantly, the filing of a Form N-54C in order to withdraw the Company's election to be regulated as a BDC does not absolve the Company from liability with respect to any such violations. Such liabilities cannot be estimated by management as of this time. However, such liabilities, if incurred, could have a significant impact on the Company's ability to continue as a going concern.

                RISKS ASSOCIATED WITH THE WITHDRAWAL OF ELECTION
                            TO BE REGULATED AS A BDC

When the Company ceases to be a BDC, the shareholders will lose certain protections, including the following:

[X] The Company will no longer be subject to the requirement that it maintain a ratio of assets to senior securities of at least 200%;

[X] The Company will no longer be prohibited from protecting director or officer against any liability to the Company or Company's shareholders arising from willful malfeasance, bad faith, gross negligence, or reckless disregard of the duties involved the conduct of that person's office;

[X] The Company will no longer be required to provide and maintain bond issued by a reputable fidelity insurance company to protect against larceny and embezzlement;

[X] The Company will no longer be required to ensure that a majority the directors are persons who are not "interested persons," as term is defined in Section 2(a)(19) of the 1940 Act, and persons that would be prevented from acting in the capacity employee, officer or director of the Company if it were a BDC (as persons convicted of certain malfeasance) will be able to on the Company's board;

[X] The Company will no longer be subject to provisions of the 1940 regulating transactions between BDCs and certain affiliates restricting the Company's ability to issue warrants and options;

[X]      The Company will no longer be prohibited from issuing its for services;

[X] The Company will be able to change the nature of its without having to obtain the approval of its shareholders;

[X] The Company will no longer be subject to provisions of the 1940 prohibiting the issuance of securities at below net asset value book value; and

[X] The Company will no longer be required to disclose its net value per share on the face of its financial statements.

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[X]      The Company will no longer be subject to the other provisions protections set forth in Sections 55 through 64 of the 1940 Act and the rules and regulations promulgated thereunder.

However, the Board will still be subject to customary principles of fiduciary duty under the Nevada General Corporation Law with respect to the Company and its shareholders.

In addition, withdrawal of the Company's election to be treated as a BDC will not affect the Company's registration under Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). Under the Exchange Act, the Company is required to file periodic reports on Form 10-K, Form 10-Q, Form 8-K, proxy statements and other reports required under the Exchange Act.

                EFFECT ON THE FINANCIAL STATEMENTS AND TAX STATUS

The withdrawal of the Company's election to be regulated as a BDC will result in a change in its method of accounting. BDC financial statement presentation and accounting uses the value method of accounting used by investment companies, which allows BDCs to value their investments at value as opposed to historical cost. In addition, entities in which the Company owns majority ownership stakes in are not consolidated; rather, investments in those entities are reflected on the balance sheet as an investment in a majority-owned portfolio company at value. In this regard, the Company's only significant investments at June 30, 2007 were in two majority-owned entities: Aqua Maestro, Inc. and Beverage Network of Maryland, Inc. At June 30, 2007, the value of such investments recorded in the Company's financials statements were approximately $14.9 million.

Operating companies use either the fair-value or historical-cost methods of accounting for financial statement presentation and accounting for securities held, depending on how the investment is classified and how long the company intends to hold the investment. In addition, operating companies consolidate the accounts of majority-owned entities. Since the Company's only significant investments at June 30, 2007 were in majority-owned entities, any previously recorded unrealized gain on investments will no longer be reflected in the Company's financial statements. At June 30, 2007 the Company did not have any unrealized appreciation recorded in any such investments.

Subsequent to the withdrawal of the Company's election to be regulated as a BDC, the value of the Company's investments in its two majority-owned entities would be eliminated and such entities' financial accounts would be consolidated with those of the Company.

The Company does not believe that withdrawing its election to be regulated as a BDC will have any impact on its federal income tax status, because the Company never elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code. Instead, the Company has always been subject to corporate level federal income tax on its income (without regard to any distributions it makes to its shareholders) as a "regular" corporation under Subchapter C of the Internal Revenue Code.

             INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except in their capacity as shareholders (which interest does not differ to that of other shareholders), none of the Company's officers, directors, or any of their respective affiliates has any interest in the withdrawal of the Company's election to be regulated as a BDC.

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                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Although shareholders are not being asked to approve or disapprove or otherwise vote on any matter discussed in this information statement, the following generally describes voting rights of shareholders.

As of the record date, July 13, 2007, there are 150,267,501 shares of common stock outstanding. Each share represents one vote. There are currently no arrangements known to the Company, the operation of which may result in a change in control of the Company.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table indicates all persons who, as of July 13, 2007, the record date, are known by us to own beneficially more than 5% of any class of our outstanding voting securities. As of July 13, 2007, there were 150,267,501 shares of our common stock outstanding. Except as otherwise indicated below, to the best of our knowledge, each person named in the table has sole voting and investment power with respect to the securities beneficially owned by them as set forth opposite their name.

 TITLE OF BENEFICIAL                   NAME AND ADDRESS                    AMOUNT AND NATURE OF
      OWNERSHIP                      OF BENEFICIAL OWNERS                  BENEFICIAL OWNERSHIP        % OF CLASS
----------------------- ------------------------------------------------ -------------------------- ------------------
Common                  Gene Donney                                              9,225,000                6.14%
                        4040 Sanctuary Lane
                        Boca Raton, FL 33431

Common                  XStream Beverage Network, Inc.                          60,500,000               40.26%
                        2 South University Drive, Suite 220
                        Plantation, FL 33324


                        SECURITY OWNERSHIP OF MANAGEMENT

The following table indicates the beneficial ownership of our voting securities of all Directors of the Company and all Executive Officers who are not Directors of the Company, and all officers and directors as a group, as of July 13, 2007, the record date. As of July 13, 2007, there were 150,267,501 shares of our common stock outstanding.

                                      NAME AND ADDRESS                    AMOUNT AND NATURE OF
    TITLE OF CLASS                  OF BENEFICIAL OWNERS                  BENEFICIAL OWNERSHIP         % OF CLASS
----------------------- --------------------------------------------- ----------------------------- ------------------
Common                  Jerry Pearring (a)(b)                                      --                      --
                        Chief Executive Officer, President and
                        Director
                        Boca Raton, FL 33431

Common                  Ross Silvey, Director (c)                                  --                      --

Common                  Terry Turner, Director (c)                                 --                      --

Common                  All officers and directors as a group (3                   --                      --
                        persons)

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(a)      Mr. Pearring owns 2,100,000 shares of XStream (approximately 3%).
         Accordingly, in the event of a distribution of the Global stock owned by XStream to its shareholders, Mr. Pearring would own approximately 1,815,000 shares of Global or approximately 1.4%.
(b)      An "interested person" of the Company, as such term is defined in
         Section 2(a)(19) of the 1940 Act.
(c)      Not an "interested person" of the Company, as such term is defined in
         Section 2(a)(19) of the 1940 Act.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
-------------------------------------------------------

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company's directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the SEC and the Company. Specific due dates for those reports have been established, and the Company has been requested by the SEC to report herein any failure to file such reports by those due dates. Based on the Company's review of such reports, the Company believes Jerry Pearring, its Chief Executive Officer and President and a member of its Board of Directors, Ross Silvey, a member of its Board of Directors, Terry Turner, a member of its Board of Directors, and XStream Beverage Network, Inc., a holder of more than 10% of the Company's outstanding shares of common stock, all failed to timely file Form 3 and/or Form 4, as appropriate, with the SEC. In September 2007, Messrs. Pearring, Silvey and Turner filed their required Section 16(a) forms with the SEC and have now filed all reports required to be filed with the SEC pursuant to
Section 16(a) of the Securities Exchange Act of 1934.

                              SHAREHOLDER PROPOSALS

As a general matter, the Company does not hold annual meetings of shareholders, and, therefore, the anticipated date of a meeting of shareholders cannot be provided. Any shareholder proposal that properly may be included in proxy solicitation materials for a meeting of shareholders must be received by the Company a reasonable time prior to the date voting instructions or proxy materials are mailed to shareholders.

                                MORE INFORMATION

THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K AND ITS MOST RECENT QUARTERLY REPORT ON FORM 10-Q TO A SHAREHOLDER, UPON REQUEST TO JERRY PEARRING, 2 SOUTH UNIVERSITY DRIVE, SUITE 220, PLANTATION, FL 33324 OR BY CALLING 954-473-0850, BY FIRST CLASS MAIL, WITHIN THREE BUSINESS DAYS OF RECEIPT OF THE REQUEST.

                                    INQUIRIES

Shareholders may make inquiries by contacting Jerry Pearring at 954-473-0850.


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